                            STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered as of the 16th day of December, 1997, by and among Rolf N. Hufnagel and Robert E. Davis, Jr. (collectively the "Sellers" and individually a "Seller"), and RAMCO Operating Company, a Delaware corporation ("Buyer").

          WITNESSETH THAT:

          WHEREAS, Sellers are the owners of all of the outstanding shares (the "Shares") of the common capital stock of Carlton Resources Corporation, a Delaware corporation ("Carlton"), and Carlton and Carmen Field Limited Partnership, an Oklahoma limited partnership ("CFLP"), collectively are the owners of all of the outstanding shares of the capital stock of Magic Circle Energy Corporation, a Delaware corporation ("MCEN"); and

          WHEREAS, Sellers desire to sell to Buyer and Buyer desires to purchase from Sellers the Shares on the terms and conditions set forth herein.

          NOW THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereinafter expressed, it is hereby agreed as follows:

                                    ARTICLE 1
                           CORPORATE STRUCTURE; ASSETS

          1.1 CORPORATE STRUCTURE. The corporate structure of Carlton and its affiliates is as shown in Exhibit A. MCEN and Carmen Development Corporation ("CDC") are, respectively, the sole limited and general partners of CFLP. Carlton, MCEN and its subsidiary corporations shown in Exhibit A, together with CFLP, are sometimes hereinafter referred to collectively as the "Company."

          1.2 DRILLING PARTNERSHIPS. MCEN is the general partner of the "drilling program" and "drilling fund" limited partnerships also shown in Exhibit A (the "Drilling Partnerships"). For purposes of this Agreement, Carlton shall be deemed to own "directly" all of the assets owned by the entities collectively referred to as the "Company" and shall be deemed to own "indirectly" an interest in all of the assets owned by each of the Drilling Partnerships equal to MCEN's interest in each such Drilling Partnership.

          1.3 ASSETS. The principal assets owned directly and indirectly by the Company are (i) the oil and gas properties described in Exhibit B, including leasehold interests, mineral interests, royalty interests, overriding royalty interests and other interests in and payable out of production, together with the wells, personal property, fixtures and equipment located on the lands covered thereby or used or obtained in connection with the production and development thereof, and together with all contracts, agreements, licenses, permits, easements, orders of regulatory agencies and other rights and interests relating thereto (collectively, the "Properties"),
(ii) the gas and liquids gathering system, salt water disposal system and storage facilities described in Exhibit C, together with all real property, easements, rights of way, surface use agreements and other interests in real property related or appurtenant thereto, all personal property, fixtures and equipment comprising or used in connection therewith, and all contracts and agreements of every nature whatsoever relating thereto (the "Carmen System"), and (iii) the cash, accounts receivable, accounts, securities, notes, choses in action, and all other assets, properties, rights, contracts, claims and interests of every kind, whether real, personal or mixed, owned directly or indirectly by the Company (the "Other Assets"). The Properties, the Carmen System and the Other Assets are hereinafter referred to collectively as the "Assets."

                                    ARTICLE 2
                         SALE AND PURCHASE OF THE SHARES

          2.1 AGREEMENT FOR SALE AND PURCHASE. Sellers hereby agree to sell to Buyer and Buyer hereby agrees to purchase from Sellers on the Closing Date (as hereinafter defined) all, but not less than all, of the Shares.

          2.2 PURCHASE PRICE. The purchase price for the Shares (the "Purchase Price") shall be (i) the sum of $43,000,000 (the "Base Price"), less (ii) the Net Adjustment (as hereinafter defined). A portion of the Base Price has been allocated by the parties among the Properties, as set out in Exhibit B, and the Carmen System as set out in Exhibit C. The amounts so allocated and are referred to herein as the "Agreed Values" of such Assets.

          2.3 NET ADJUSTMENT. The Net Adjustment shall be (i) the aggregate amount of the indebtedness of the Company and of the Sellers (to the extent secured by the Shares) outstanding as of the Closing Date (including principal, accrued interest, lender fees, expenses and other amounts payable in connection with said indebtedness, the "Outstanding Indebtedness") under the credit facilities and loan agreements described in Schedule 2.3, which Outstanding Indebtedness will be paid by Buyer at the Closing, plus (ii) the sum of the adjustment amounts described in Section 3.4 (Title Defects), plus
(iii) the Preferred Stock Redemption Adjustment (as described in Section 7.6), if applicable, plus (iv) the Gas Supply Adjustment (as defined in
Section 7.8), if applicable, plus or minus, as the case may be, (v) the adjustment described in Section 8.4 (Gas Imbalances), minus (vi) the adjustment described in Section 8.5 (Approved Capital Expenditures), plus or minus, as the case may be, (vii) the Working Capital Adjustment (as defined in Section 8.6), and plus (viii) the sum of the adjustment amounts described in Section 9.5 (Environmental Defects).

          2.4 DEPOSIT. Buyer will advance to Sellers from time to time prior to the Closing Date, with the first such advance to be made contemporaneously with the execution and delivery of this Agreement and each subsequent advance to be made in accordance with the schedule set out in Exhibit D, the amounts set out in Exhibit D (the aggregate amount so advanced by Buyer is referred to herein as the "Deposit"). In the event the Closing does not occur other than by reason of termination of this Agreement by Buyer pursuant to subsection (b) of this Section 2.4, Buyer nevertheless shall be obligated to continue making advances in accordance with the schedule set out in Exhibit D. Funds advanced as part of the Deposit will be paid by Sellers or the Company promptly after receipt of same to satisfy the obligation for which each advance is made, as set out in Exhibit D, and for no other purpose. The Deposit shall be credited toward the Purchase Price at the Closing.

               (a) In the event that Buyer shall fail to close the transaction contemplated hereby in accordance with the terms of this Agreement, and provided that either (i) all of the conditions precedent to the obligations of Buyer as set forth in Article 10 hereof have been satisfied, or (ii) Buyer is excused from Closing solely because one of the public offerings described in Section 10.3 closes but the other does not, Buyer nevertheless shall continue to be obligated to make the advances in accordance with the schedule set out in Exhibit D and Sellers shall be entitled to retain the entire amount of the Deposit so advanced as liquidated damages pursuant to Section 12.2.

               (b) In the event that (i) prior to the date on which the Closing is to occur (as provided in Section 13.1), Sellers shall fail to perform any material obligation to be performed by Sellers under this Agreement and timely notice thereof is given by Buyer to Sellers, or (iii) prior to the date on which the Closing is to occur (as provided in Section 13.1), any representation made by Sellers in Section 4 or Section 5 hereof is determined to be untrue in any material respect and timely notice thereof is given by Buyer to Sellers, or (iii) Sellers shall fail to close the transaction contemplated hereby in accordance with the terms of this Agreement under circumstances where all of the conditions precedent to the obligations of Sellers as set forth in Article 11 hereof have been satisfied, then Buyer shall be excused from any further obligation to make additional advances hereunder and the sum of all advances theretofore made by Buyer shall constitute a demand obligation owing from Sellers to Buyer for which Sellers shall be jointly and severally liable. Said demand obligation shall bear interest from the date of Buyer's demand for repayment thereof until paid in full at the highest rate per annum applicable to any outstanding borrowings under Buyer's then existing credit facility.

               (c) In the event the transaction contemplated hereby is not closed for any reason other than one of the reasons described in subsections
(a) or (b) above, then the difference between (i) the sum of all advances made by Buyer pursuant to this Section 2.4, and (ii) $250,000, shall constitute a term loan from Sellers to Buyer for which Sellers shall be jointly and severally liable. Said loan shall bear interest from February 1, 1998 (or from the date advanced, with respect to advances made after February 1, 1998) until paid at the highest rate per annum applicable to any outstanding borrowings under Buyer's then existing credit facililty, and shall be due and payable in full, with all accrued interest thereon, not later than August 15, 1998.

                                    ARTICLE 3
                         TITLE EXAMINATION; ADJUSTMENTS

          3.1 TITLE MATERIALS. From the date hereof to the Closing Date, Sellers shall cause the Company to provide Buyer full opportunity to examine the books, records and files of the Company insofar as they pertain to the Assets. Sellers make no warranty or representation, express or implied, with respect to the accuracy or completeness of any title information, records or other data made available to Buyer in connection with this Agreement.

          3.2  TITLE DEFECTS; DEFENSIBLE TITLE.

               (a) Adjustments to the Base Price for failure of title shall be made only with respect to the Carmen System and the Properties (collectively, the "Examined Interests"). As used herein, the term "Title Defect" shall mean any lien, claim, defect, encumbrance, security interest, burden or deficiency such that the Company (directly or indirectly) does not have Defensible Title (hereinafter defined), as distinguished from technically marketable title, to any item of the Examined Interests; provided, no Permitted Encumbrance (hereinafter defined) shall constitute a Title Defect.

               (b) As used herein, the term "Defensible Title" (i) with respect to the Carmen System means clear, unencumbered (other than Permitted Encumbrances) and uncontested title in the Company to the real and personal property comprising the Carmen System, and (ii) with respect to the Properties means clear, unencumbered (other than Permitted Encumbrances) and uncontested title in the Company (or in the Drilling Partnerships) to the Properties such that (A) after giving effect to existing spacing orders, operating agreements, unit agreements, unitization orders and pooling designations, and subject to the limitations, if any, described in Exhibit B, and after taking into account all royalty interests, overriding royalty interests, net profit interests, production payments and other burdens on production, the Company (directly or indirectly) is entitled to a share (expressed as a decimal) of all oil, gas and other minerals produced from each well described in Exhibit B which is not less than the Net Revenue Interest set out in Exhibit B in connection with the description of such well, (B) the Company owns (directly or indirectly) an undivided interest (expressed as a decimal) equal to the Working Interest set out in Exhibit B in connection with the description of each such well in and to all property and rights incident thereto, including all rights in, to and under all agreements, leases, permits, easements, licenses and orders in any way relating thereto, and in and to all wells, personal property, fixtures and improvements thereon, appurtenant thereto or used or obtained in connection therewith or with the production or treatment or sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, (C) the Company (directly or indirectly) is obligated for a fraction of the costs relating to the exploration, development and operation of such well no greater than the Working Interest set out in Exhibit B in connection with the description of such well, (D) except as shown in Exhibit B, the Company's interests (owned directly or indirectly) in such wells and the production therefrom are not subject to being reduced by virtue of reversionary interests owned by third parties, and (E) the Company and the Drilling Partnerships are in material compliance with all of the terms and conditions of all agreements, leases, permits, easements, licenses and orders relating to each Property and the personal property, fixtures and improvements thereon.

               (c)  As used herein, the term "Permitted Encumbrances" means
(i) the mortgages, security interests, financing statements and other liens and encumbrances securing the Outstanding Indebtedness, all as more particularly described in Schedule 3.2, (ii) royalties, overriding royalties, net profits interests, production payments and other burdens on production which do not reduce the Company's Net Revenue Interest in any of the Properties to less than that described in Exhibit B, (iii) liens for taxes, assessments, labor and materials where payment is not due, (iv) operating agreements, unit agreements, unitization and pooling designations and declarations, gathering and transportation agreements, processing agreements, gas, oil and liquids purchase, sale and exchange agreements, and other similar agreements which are not required by the terms of this Agreement to be disclosed on any Schedule hereto, provided (A) they contain terms and conditions customary in the oil and gas industry, (B) they do not adversely affect or burden the ownership of the Carmen System or the Properties to any material extent, (C) all amounts due and payable by the Company and the Drilling Partnerships thereunder have been paid, and (D) neither the Company nor any of the Drilling Partnerships is in material default thereunder, (v) regulatory authority of governmental agencies not presently or previously violated, easements, surface leases and rights, plat restrictions and similar encumbrances, provided that they do not materially detract from the value or materially increase the cost of operation of any item of the Examined Interests or otherwise adversely affect the operation thereof, (vi) liens, charges, encumbrances and irregularities in the chain of title which, because of remoteness in or passage of time, statutory cure periods, marketable title acts or other similar reasons, have not affected or interrupted, and are not reasonably expected to affect or interrupt, the claimed ownership of the Company, the Drilling Partnerships or their predecessors in title or the receipt of production revenues from the Properties affected thereby, and (vii) mortgages on and security interests in any of the Assets in favor of any entity comprising the Company.

          3.3  TITLE EXAMINATION; NOTICE OF DEFECTS.

               (a) Promptly after execution of this Agreement, Buyer shall, at Buyer's sole cost and expense, commence and pursue such examination of title to the Examined Interests as Buyer deems necessary or proper. Buyer will conclude its title review and give notice to Sellers of any asserted Title Defects affecting the Examined Interests not later than thirty-five
(35) days after the date of this Agreement (the "Title Notice Date"). Each such notice shall include a brief description of each Title Defect of which notice is being given, the action required to cure such Title Defect and the proposed adjustment to the Base Price by reason of the existence of such Title Defect. Buyer shall be deemed to have waived any Title Defects existing with respect to the Examined Interests except to the extent such Title Defects are set out in a notice given on or prior to the Title Notice Date.

               (b) Sellers shall have (i) a period of twenty (20) days after the Title Notice Date to cure or cause the Company to cure all or any portion of the Title Defects described in any notice(s) of Title Defects properly given by Buyer prior to such date. In the event Sellers are unable or unwilling to cure or cause the Company to cure any of the asserted Title Defects prior to the expiration of cure period, the parties shall proceed in accordance with Section 3.4.

          3.4  ADJUSTMENTS.

               (a) If any uncured Title Defect is based on Buyer's substantiated notice in reasonable detail that the Company directly or indirectly owns a Net Revenue Interest less than that shown on Exhibit B with respect to a particular Property, then the Agreed Value of such Property shall be reduced in the same proportion that the actual Net Revenue Interest bears to the Net Revenue Interest shown therefor on Exhibit B and the amount of such reduction shall constitute the approved adjustment amount with respect to such Title Defect.

               (b) If any uncured Title Defect involves a claim against or uncertainty with respect to the Company's title (owned directly or indirectly) to a particular item of the Examined Interests, the parties shall attempt to negotiate a mutually acceptable reduction in the Agreed Value of such Property by reason of such defect. In the event the parties agree on an appropriate reduction in the Agreed Value, such amount shall constitute the principal amount of Buyer's approved claim with respect to such Title Defect. If the parties are unable to agree on an appropriate reduction and Buyer elects not to waive the Title Defect, then Seller shall have the option of (i) proceeding to Closing but reducing the Base Price by the Agreed Value of such Property, or (ii) proceeding to Closing but prior thereto causing the Company to assign the affected Property to a third party (which may be owned by Sellers) and reducing the Base Price by the Agreed Value of such Property, provided that if Sellers notify Buyer of Sellers' election to proceed under this subsection, Buyer shall have the last opportunity to agree to a mutually acceptable adjustment or waive the Defect.


               (c) Notwithstanding the provisions of subsections (a) and (b) above, Buyer shall not be entitled to any adjustment of the Base Price at the Closing by reason of Title Defects unless the sum of all such claims approved pursuant to Section 3.4(a), agreed to by Sellers pursuant to Section 3.4(b), or treated by Sellers as a reduction of the Base Price pursuant to Section 3.4(b), exceeds the sum of $50,000.

               (d) In the event the sum of the Agreed Values of all Properties affected by Title Defects for which the parties are unable to agree on an appropriate adjustment exceeds the sum of $5,000,000, then either party may terminate this Agreement in its entirety without further liability to either party other than return by Sellers of Buyer's Deposit (less the $250,000 amount referred to in Section 2.4(c)); provided, however, that if either party notifies the other of the first party's election to terminate this Agreement under this subsection, the party receiving such notice shall have the last opportunity to agree to mutually acceptable adjustments or waive the Defects necessary to reduce the number and value of Defects for which no agreement has been reached.

                                    ARTICLE 4
       REPRESENTATIONS AND WARRANTIES OF SELLERS RELATING TO THE COMPANY

          Sellers hereby jointly and severally represent and warrant to Buyer as of the date hereof as follows:

          4.1  COMPLIANCE WITH AGREEMENTS AND LAWS.  Except as disclosed in
Schedule 4.1, no material default exists under any of the terms and provisions, express or implied, of any material agreement, contract or commitment to which the Company or any of the Drilling Partnerships is a party or to which any material item the Assets is subject, and the Company has not received any notice of any claim of such default (other than defaults, if any, that will be cured at or by reason of the Closing). All wells included in the Properties have been drilled, completed and operated, and all production therefrom has been accounted for and paid to the persons entitled thereto, and the Properties and the Carmen System have been operated, in substantial compliance with all applicable Federal, state and local laws and applicable rules and regulations of the Federal, state and local regulatory authorities having jurisdiction thereof.

          4.2 SALE/PURCHASE OF PRODUCTION. Neither the Company nor any of the Drilling Partnerships is obligated by virtue of any prepayment made under any production sales contract or any other contract containing a take-or-pay clause, or under any similar arrangement, to deliver oil, gas or other minerals produced from or allocated to any of the Properties at any time after January 1, 1998, without receiving full payment therefor at the time of delivery. Except for routine suspense on new wells, proceeds from the sale of oil and gas from the Properties are being received by the Company and the Drilling Partnerships in a timely manner and are not being held in suspense for any reason. Seller has described in Schedule 4.2 and made available to Buyer for examination all agree-ments having a term extending beyond March 1, 1998 (other than agreements terminable upon less than sixty (60) days' notice), (i) pursuant to which hydrocarbons produced from the Properties are sold, transported, processed or otherwise disposed of or marketed, and (ii) pursuant to which the Company purchases hydrocarbons from any third party.

          4.3 PRODUCTION AND AD VALOREM TAXES. All ad valorem, property, production, severance and similar taxes based on or measured by the ownership of property or the production or removal of hydrocarbons or the receipt of proceeds therefrom have been timely paid and all required returns and reports related thereto filed.

          4.4 CLAIMS OR LITIGATION. Except as disclosed in Schedule 4.4, there is neither any suit, action or other proceeding pending before any court or governmental agency, nor to the knowledge of Sellers has any claim, dispute, suit, action or other proceeding been overtly threatened against the Company or any of the Drilling Partnerships or affecting any of the Assets.

          4.5 MATERIAL EXECUTORY CONTRACTS RELATING TO THE ASSETS. Sellers have described in Schedule 4.5 all agreements and other obligations of the Company which, after the Closing, will (i) require an expenditure by the Company or the Drilling Partnerships in excess of $50,000 with respect to any one project, failing which the Company may be liable for damages, (ii) entitle a third party to earn or purchase any of the Properties or all or any part of the Carmen System, or (iii) require payments for leased office space, leased equipment, surface use, salt water disposal or similar lease or license obligations in excess of $50,000 per year.

          4.6 CONSUMMATION OF TRANSACTIONS. Except as disclosed in Schedule 4.6, the consummation of the transactions contemplated hereby will not constitute a violation or breach of, or an event of default under, the organizational documents of the Company or any of the Drilling Partnerships or any contract or agreement to which the Company or any of the Drilling Partnerships is a party, or constitute the happening of a condition upon which any other party to such a contract may exercise any right or option which will adversely affect any of the Assets; nor will the happening of such event result in any liability of the Company or any of the Drilling Partnerships to any person under the terms of any contracts of employment, consultancy or for services of any kind.

          4.7 CORPORATE EXISTENCE AND QUALIFICATION. Carlton, MCEN and each of MCEN's subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is or will be at the Closing qualified to carry on its business and in good standing in each jurisdiction where Properties are located. Carlton, MCEN and each subsidiary has the corporate power and authority to own and use its properties and to transact the business in which it is engaged, and holds all franchises, licenses and permits necessary and required therefor. Sellers have made available to Buyer true and correct copies of the organizational documents of Carlton, MCEN and each of such subsidiaries.

          4.8 PARTNERSHIP EXISTENCE AND QUALIFICATION. CFLP and each of the Drilling Partnerships is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Oklahoma, and each such partnership is duly qualified to carry on its business as a limited partnership and is in good standing in each jurisdiction where any of the Properties owned by such partnership is located. CFLP and each of the Drilling Partnerships has the power and authority under its partnership agreement and applicable law to own and use its properties and to transact the business in which it is engaged, and holds all franchises, licenses and permits necessary and required therefor. Sellers have made available to Buyer true and correct copies of the organizational documents of each of the Drilling Partnerships.

          4.9  CAPITALIZATION.

               (a) The entire authorized capital stock of Carlton consists of 10,000 shares of common stock, par value $.01 per share (the "Common Stock"), and 1,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). There are presently outstanding 1,125 shares of Common Stock, all of which are duly authorized, validly issued, fully paid and nonassessable, and all of which shares are owned by Sellers. There are presently outstanding 12 shares of Preferred Stock (the "Outstanding Preferred Stock") which is owned of record by the parties and in the amounts described in Schedule 4.9. Except as disclosed in Schedule 4.9, there are no outstanding warrants, options, contracts, calls, or other rights of any kind or restriction on the right of transfer with regard to any issued and outstanding, authorized and unissued, or issued but not outstanding, shares of the Common Stock, Preferred Stock or any other security of Carlton of any kind.

               (b) The entire authorized capital stock of MCEN consists of 20,000 shares of common stock, par value $.001 per share, of which (i) 1,000 shares are issued, outstanding and owned by Carlton, and (ii) 163.111 shares are owned by CFLP, all as described in
Schedule 4.9. Except as disclosed in Schedule 4.9, there are no outstanding warrants, options, contracts, calls, or other rights of any kind or restriction on the right of transfer with regard to any issued and outstanding, authorized and unissued, or issued but not outstanding, shares of the capital stock or any other security of MCEN of any kind. None of the warrants described in Schedule 4.9 (x) have been issued, (y) will be issued prior to the Closing, and (z) will be outstanding on the Closing Date.

          4.10 SUBSIDIARIES AND OTHER ACTIVITIES. Carlton has no direct subsidiaries other than MCEN. MCEN has no subsidiaries other than the subsidiaries shown on Exhibit A and, except for CFLP and the Drilling Partnerships or as disclosed in Schedule 4.10, does not own any interest in any other corporation, partnership, joint venture, limited liability company or other entity. All of the issued and outstanding stock of each subsidiary corporation shown in Exhibit A is owned by MCEN. There are no outstanding warrants, options, contracts, calls, or other rights of any kind or restriction on the right of transfer with regard to any issued and outstanding, authorized and unissued, or issued but not outstanding, shares of common stock or any other security of any such subsidiary of any kind.

          4.11 FINANCIAL STATEMENTS.

               (a) Attached hereto as Schedule 4.11 are copies of the following financial statements of Carlton, MCEN and the Company (the "Financial Statements"), each of which presents fairly the financial position of the reporting entity as of the date stated and the results of operations for the period then ended and, except as disclosed in Schedule 4.11, has been prepared in accordance with generally accepted accounting principles consistently applied:

                    (i) The Balance Sheet of Carlton as of December 31, 1995, and the Statement of Income and Statement of Cash Flows of Carlton for the year then ended, with audit report thereon prepared by Ernst & Young, L.L.P. ("EY");

                   (ii) The Balance Sheet of Carlton as of December 31, 1996, and the Statement of Income and Statement of Cash Flows of Carlton for the year then ended, with audit report thereon prepared by EY;

                  (iii) The Consolidated Balance Sheet of MCEN as of December 31, 1995, and the Consolidated Statement of Income and Consolidated Statement of Cash Flows of MCEN for the year then ended, with audit report thereon prepared by EY;

                   (iv) The Consolidated Balance Sheet of MCEN as of December 31, 1996, and the Consolidated Statement of Income and

Consolidated Statement of Cash Flows of MCEN for the year then ended, with audit report thereon prepared by EY; and

                    (v) The unaudited Consolidated Balance Sheet of Carlton as of September 30, 1997 (the "Balance Sheet Date"), and the Consolidated Statement of Income and Consolidated Statement of Cash Flows of Carlton for the nine-month period then ended, with a review letter from EY.

               (b) The Company and each of the Drilling Partnerships has, and as of the Closing Date will have, no material liabilities or obligations except for those (i) reflected or reserved against in the Financial Statements described at (a)(v) above, (ii) otherwise disclosed in this Agreement, or (iii) incurred in the ordinary course of business since the Balance Sheet Date.

          4.12 ABSENCE OF CERTAIN CHANGES AND EVENTS. Since the Balance Sheet Date, and except as disclosed on Schedule 4.12 or any other Schedule attached hereto or as may be approved in writing by Buyer, there has not/have not been:

               (a) Any change in the affairs, business, financial condition, reserves or operations of the Company or any of the Drilling Partnerships which has had or is expected to have, individually or in the aggregate, a material adverse effect on the business or financial condition of the Company or any of the Drilling Partnerships other than changes or developments which affect the oil and gas industry generally in the geographic areas in which the Company operates;

               (b) Any damage, destruction or casualty loss (whether or not covered by insurance) to any material item of the Assets other than incidences of damage or loss which occur in the ordinary course of business and which individually and in the aggregate are not material;

               (c) Any change in the Articles of Incorporation or Bylaws of Carlton, MCEN or any of its subsidiaries or in the partnership agreement of CFLP or any of the Drilling Partnerships;

               (d) Any dividends declared or paid or other distribution with respect to, or any issuance or delivery of, any stocks, bonds or corporate securities (whether authorized and unissued or held in treasury) of Carlton, MCEN or any of its subsidiaries, or any grant by Carlton, MCEN or any of its subsidiaries of any options, warrants or other rights calling for the issuance thereof by Carlton, MCEN or any of its subsidiaries;

               (e) Any sale, assignment or transfer of any material Asset, other than the Excluded Assets described in Section 7.7;

               (f) Any increase in the compensation of any officer of the Company or any material increase in the rate of pay of its employees, except as part of regular compensation increases in the ordinary course of business;

               (g) Any labor trouble, or any controversies or unsettled grievances pending or threatened, between the Company and any of its employees or a collective bargaining organization representing or seeking to represent such employees, or any entrance into any collective bargaining agreement by the Company with respect to any such employees;

               (h) Any addition to, or modification of, any of the profit sharing, bonus, deferred compensation, insurance, pension retirement or other employee benefit plans, arrangements and practices described on
Schedule 4.19;

               (i) Any borrowing of money by the Company or any of the Drilling Partnerships, or the incurrence of any material obligation by the Company or any of the Drilling Partnerships, other than in the ordinary course of business;

               (j) Any capital expenditure or commitment by the Company or any of the Drilling Partnerships to make a capital expenditure (exclusive of expenditures for normal repair or maintenance of equipment) other than in the ordinary course of business or as permitted by the terms of this Agreement;

               (k) Any incurrence of any material losses or knowing waiver of any rights of value by the Company or any of the Drilling Partnerships in connection with any aspect of its business;

               (l) Any material change in the Company's insurance policies or any cancellation, termination or substantive amendment of any material contract, agreement, license or other instrument to which the Company or any of the Drilling Partnerships is a party;

               (m) Any lending or advancement of money by the Company or any of the Drilling Partnerships;

               (n) Any mortgage, pledge, lien, security interest or encumbrance created or perfected on any of the Assets, other than a Permitted Encumbrance;

               (o) Any payment on the Outstanding Indebtedness, other than scheduled payments pursuant to and other required payments under agreements in effect on the Balance Sheet Date;

               (p) Any agreement by or commitment of the Company or any of the Drilling Partnerships to do any of the foregoing; or

               (q) Any other event or condition of any character which, in any one case or in the aggregate, has materially adversely affected, or which might reasonably be expected to materially adversely affect, the condition (financial or otherwise), Assets, operations, liabilities, or business of the Company or any of the Drilling Partnerships.

          4.13 ACCOUNTS RECEIVABLE. All accounts receivable existing on the Closing Date (net of the allowance for doubtful accounts reflected on the Financial Statements described in subsection 4.11(a)(v)) will be (i) valid, genuine, and subsisting, (ii) subject to no known defenses, setoffs or counterclaims, and (iii) collectible.

          4.14 TAX RETURNS AND AUDIT. Except as disclosed in Schedule 4.14, all federal and state income tax returns and reports required by law to be filed on or prior to the Closing Date relating to the income or operations of the Company or the Drilling Partnerships shall have been filed on or prior to the Closing Date, and all taxes shown on such returns and reports shall have been paid in full. The Company has not received any notice of any audit, investigation, or action by any taxing authority relating to a redetermination of previously reported income, deductions, tax credits, or tax liabilities of the Company for any taxable period ended on or prior to the Closing Date which remains open for assessment or redetermination. All income, profits, franchise, sales, use, occupation, property, excise, ad valorem and other taxes due prior to the Closing Date have been fully paid. There has not been any intentional disregard of any applicable statute, regulation, rule, or published ruling in the preparation of any tax returns or reports filed by or on behalf of the Company or any of the Drilling Partnerships.

          4.15 NO RESTRICTIONS. There exists no restriction or reservation affecting the Company's or any of the Drilling Partnerships' title to or the utility of its Assets which would prevent it from occupying or utilizing such Assets, or any part thereof, after the Closing, to the same full extent that it might continue to do so if the transaction contemplated hereby did not take place.

          4.16 OTHER CONTRACTS AND COMMITMENTS. Neither the Company nor any of the Drilling Partnerships has outstanding (i) any contract, bid or offer to provide services to third parties which (A) the Company knows or has reason to believe is at a price or on terms which would not result in a net profit to the Company in providing such services, or (B) includes terms and conditions the Company or the applicable Partnership cannot reasonably expect to satisfy or fulfill in their entirety; (ii) any revocable or irrevocable power of attorney to any person, firm or corporation for any purpose whatsoever; (iii) any loan agreement, indenture, promissory note, conditional sales agreement or other similar type of agreement, except to the extent the indebtedness thereunder is reflected on the

September 30, 1997 Financial Statements (including inter-Company indebtedness eliminated by principles of consolidation), (iv) any forward sale, swap or other type of hedging agreement or commitment, or (v) except as disclosed on
Schedule 4.5 or Schedule 4.16, any other material contract or commitment not directly related to operations on the Properties and which is not cancelable without liability or penalty on sixty (60) days notice or less.

          4.17 INDEBTEDNESS TO AND FROM OFFICERS, DIRECTORS AND OTHERS. The Company is not indebted to any of its current or former shareholders, directors, officers, employees or agents, or their respective heirs, legatees, beneficiaries or legal representatives, except for amounts due as normal salaries, wages, bonuses, commissions and in reimbursement of ordinary expenses, all on a current basis and consistent with historical practices. All obligations, whether arising by operation of law, contract, agreement, or otherwise, for payments to trusts or other funds or to any governmental agency or to any employees, directors, officers, agents, or any other individual (or any of their respective heirs, legatees, beneficiaries, or legal representatives) with respect to profit sharing, pension or retirement benefits, or any other employee benefit of any kind whatsoever have been paid, if due, or adequate accruals for such payments, if such accruals are required in accordance with generally accepted accounting principles, are reflected on the September 30, 1997 Financial Statements. Except as disclosed in Schedule 4.17, no present or former shareholder, director, officer, employee or agent of the Company is indebted to the Company other than for advancements for ordinary business expenses in a normal amount.

          4.18 EMPLOYEES.  The employees of the Company are listed in
Schedule 4.18. Those employees identified in Schedule 4.18 as "corporate" (collectively, the "Corporate Employees") will resign or their employment with the Company will be terminated prior to or effective as of the Closing. All severance and other obligations of the Company to the Corporate Employees arising prior to or resulting from (i) their resignation or termination, or
(ii) the Closing of the transactions contemplated by this Agreement, will be paid prior to the Closing. The Drilling Partnerships have no employees. Seller has made available to Buyer copies of all OSHA citations, EEOC claims and workers' compensation claims received by the Company during the five (5) year period prior to the date of this Agreement.

          4.19 LABOR AGREEMENTS, EMPLOYEE BENEFIT PLANS, AND EMPLOYMENT AGREE-MENTS. Except as disclosed in Schedule 4.19, the Company is not a party to (i) any union collective bargaining or similar agreement, (ii) any profit sharing, deferred compensation, bonus, stock option, stock purchase, retainer, consulting, health, welfare or incentive plan, agreement, policy or arrangement of any kind whatsoever, whether legally binding or not, which will continue or be binding in any way on the Company beyond the Closing, or (iii) any agreement relating to employment or severance from employment which will continue beyond the Closing. All required Company contributions to employee benefit, retirement, deferred compensation, 401(k) and similar plans have been made and all employee contributions to such plans for which funds have been retained by or paid to the Company have been made.

          4.20 OVERTIME, BACK WAGES, VACATION AND MINIMUM WAGES. Except for claims accrued as a liability of the Company and included in the computation of Adjusted Consolidated Working Capital, no present or former employee of the Company has any claim against the Company on account of or for (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salary for any period other than the current payroll period, (iii) vacation, time off or pay in lieu of vacation or time off other than that earned in respect of the current year, or (iv) any violation of any statute, ordinance or regulation relating to minimum wages or minimum hours of work.

          4.21 INSURANCE POLICIES. Set forth on Schedule 4.21 is a list of all material insurance policies in force covering the Company, the Drilling Partnerships, and any of its and their properties, operations or personnel.

          4.22 SHORT-TERM INVESTMENTS, BANK ACCOUNTS AND SAFE DEPOSIT BOXES. Set forth on Schedule 4.22 is a list of (i) all short-term investments of the Company together with the location of the certificate(s) or other evidence of such investments, and (ii) all bank accounts maintained by the Company together with the names of authorized signatories on each such account and the location of all safe deposit boxes maintained by the Company together with the names of the persons authorized access thereto.

          4.23 OTHER ASSETS. Except as disclosed in Schedule 4.23, the Company and the Drilling Partnerships have good title to the Other Assets, free and clear of all liens, encumbrances, security interests, claims or charges of every kind or description, other than routine maintenance agreements and Permitted Encumbrances.

          4.24 PERMITS AND COMPLIANCE WITH LAWS. The Company possesses all governmental licenses, permits, certificates, orders, consents, approvals, franchises and authorizations (collectively, the "Permits") required to enable it to conduct its business and operations. The Company is in compliance in all material respects with the Permits and all laws, regulations, ordinances and orders applicable to its business and operations.

          4.25 SECURITIES LAWS. To the knowledge of Sellers, the Company has complied in all material respects with all applicable state and federal securities laws in respect of the offer and sale of securities of the Company and the Drilling Partnerships.

          4.26 ENVIRONMENTAL CONDITIONS. To the knowledge of Sellers, except as disclosed in Schedule 9.4 the Properties and the Carmen System are in compliance with the environmental standards set out in Section 9.4.

          4.27 OUTSTANDING INDEBTEDNESS. The Outstanding Indebtedness may be paid in full at the Closing by either Buyer or the Company. Upon receipt of such payments, neither the holders of the instruments evidencing the Outstanding Indebtedness nor any of their affiliates or assigns will have any continuing or resulting lien upon, interest in, option, call or any other rights whatsoever with respect to the Assets, the Shares, any other debt or equity security of the Company, or any subsequent business activity or enterprise of the Company, except for the Gas Supply Agreement described in Section 7.8 hereof (in the event such agreement is not terminated prior to the Closing).

          4.28 FULL DISCLOSURE. To the knowledge of Sellers, no representation or warranty made by Sellers in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made herein not misleading. Sellers shall not be deemed to have made to Buyer any representation or warranty other than as expressly made by Sellers in Articles 4 and 5 of this Agreement. Without limiting the generality of the foregoing, Sellers make no representation or warranty to Buyer with respect to
(i) any projections, estimates or budgets heretofore delivered or made available to Buyer of future revenues, expenses, expenditures or future results of operations, or (ii) except as expressly covered by a representation or warranty in this Article 4, any other information or documents, financial or otherwise, made available to Buyer or its counsel, accountants or advisors with respect to the Company.

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF SELLERS
                    RELATING TO THIS AGREEMENT AND THE SHARES

          Each Seller, severally and not jointly, hereby represents and warrants to Buyer as of the date hereof, and by proceeding with the Closing will be deemed to represent and warrant to Buyer as of the Closing Date, as follows:

          5.1 AGREEMENT VALID. This Agreement constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms. All instruments required hereunder to be executed and delivered by Seller at the Closing will constitute valid and binding agreements of Seller enforceable against Seller in accordance with their terms.

          5.2 OWNERSHIP. Seller is, and at the Closing Date will be, the record and beneficial owner of the number of Shares set forth opposite the name of such Seller on Schedule 4.9.

          5.3 TITLE. Seller now has (except as set forth in Schedule 4.9), and at the Closing Date will have, good and marketable title to the number of Shares set forth opposite name of such Seller in Schedule 4.9, free and clear of all adverse claims, options, liens, security interests, restrictions and other encumbrances.

          5.4 RIGHT TO TRANSFER. Seller now has (except as set forth in Schedule 4.9), and at the Closing Date will have, full legal right and power to transfer and deliver to Buyer the number of Shares set forth opposite the name of such Seller in Schedule 4.9 in the manner provided in this Agreement, and upon delivery of such Shares pursuant to the terms of this Agreement, Buyer will receive good and marketable title thereto, free and clear of all adverse claims, options, liens, security interests, restrictions and other encumbrances.

          5.5 BROKERS AND FINDERS. Subject to the provisions of Section 14.4, neither Seller nor the Company has incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which Buyer or the Company shall have any responsibility whatsoever.

          5.6 NO BREACH; CONSENTS. Neither the execution and delivery of this Agreement or of the instruments or documents contemplated hereby nor the consummation of the transactions contemplated herein or therein will directly or indirectly (i) violate any provision of any applicable law, rule or regulation to which Seller is subject, (ii) violate any order, judgment or decree applicable to Seller, or (iii) conflict with or result in breach under any agreement to which Seller is a party or by which Seller may be bound, except in the case of (iii) as provided in Schedule 4.6, and except in each case for violations, conflicts, breaches and defaults that in the aggregate would not materially hinder or impair the consummation of the transaction contemplated hereby.

                                    ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Sellers as follows:

          6.1 ORGANIZATION. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware.

          6.2 AGREEMENT AUTHORIZED. This Agreement has been duly authorized, executed and delivered by Buyer and all instruments and agreements required hereunder to be extended and delivered by Buyer at the Closing will be duly authorized, executed and delivered by Buyer and all requisite corporate action has been taken to authorize the execution hereof, the transactions contemplated hereby and all things necessary or desirable in order to accomplish the purchase of the Shares and the performance by Buyer of all of its obligations under this Agreement, and Buyer has all necessary authority under its charter, bylaws and other governing documents and otherwise has good right and lawful authority to consummate the same.

          6.3 VALID AGREEMENT. This Agreement constitutes the valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, and all instruments required hereunder to be executed and delivered by Buyer at the Closing will constitute valid and binding agreements of Buyer enforceable against Buyer in accordance with their terms.

          6.4 BROKERS AND FINDERS. Subject to the provisions of Section 14.4 hereof, Buyer has incurred no liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which Sellers shall have any responsibility whatsoever.

          6.5 SECURITIES LAW MATTERS. Buyer hereby acknowledges that the Shares will not be registered under the Securities Act of 1933 or any applicable state securities laws. Buyer represents and warrants to Sellers that Buyer (i) has reviewed such information as Buyer has deemed relevant in connection with Buyer's acquisition of the Shares, and (ii) is acquiring the Shares for investment purposes only and not for resale with a view to, or in connection with, a distribution.

                                    ARTICLE 7
                      COVENANTS OF SELLERS PENDING CLOSING

          Sellers covenant and agree with Buyer that from and after the date of this Agreement and until the Closing, Sellers will cause the Company to conduct its business and that of the Drilling Partnerships subject to the following provisions and limitations:

          7.1 ORDINARY COURSE. The Properties, the Carmen System and the Other Assets will be maintained and operated in a good and workmanlike manner consistent with historical practices, and the Company will timely pay or cause to be paid all costs and expenses incurred in connection therewith.

          7.2  RESTRICTIONS ON OPERATIONS.  Subject to the provisions of Section
8.5 hereof, no operations will be conducted for the drilling of any new well, the reworking or redrilling of any existing well or the making of any other capital expenditure on the Properties or the Carmen System requiring an expenditure by the Company in excess of $25,000 for any single project.
Neither the Company nor any of the Drilling Partnerships will waive any rights or enter into any new agreements or commitments other than in the ordinary course of business, abandon any well capable of commercial production (based upon prevailing economic conditions), release or abandon any of the Properties, or encumber, sell or otherwise dispose of any of the Properties other than personal property thereon which is replaced by equivalent property or consumed in the operation of such Properties in the ordinary course of business.

          7.3 MAINTENANCE OF FILES. The Company and the Drilling Partnership will exercise reasonable diligence in safeguarding and maintaining secure all files, books and records currently maintained.

          7.4 ACCESS OF BUYER. Buyer shall have access to the employees, offices, properties, records, files, seismic data, engineering reports and evaluations, books of account, and all other information of the Company pertaining to the business, properties and affairs of the Company and the Drilling Partnerships; provided, however, that such investigation shall be conducted during normal business hours and in a manner that does not unreasonably interfere with the Company's normal operations and employee relationships. Sellers shall cause the Company's personnel to reasonably assist Buyer in making such investigation and shall cause the counsel, accountants, employees and other representatives of the Company to be reasonably available to Buyer for such purposes. During such investigation, Buyer shall have the right, at Buyer's sole cost and expense, to make copies of such records, files and other materials as Buyer may deem advisable.

          7.5 CERTAIN PAYMENTS; ARRANGEMENTS. The Company will make all scheduled payments due under all agreements and instruments providing for or evidencing the Outstanding Indebtedness, but will not make any payments in addition to the scheduled payments. Upon receipt from Buyer of notice to do so, Sellers will make arrangements with the holders of the instruments evidencing the Outstanding Indebtedness for receipt of payment in full thereof at the Closing and for the contemporaneous release by such holders and their respective affiliates and assigns of any and all liens upon, interests in, options, calls or any other rights whatsoever with respect to the Assets, the Shares, any other debt or equity security of the Company, or any subsequent business activity or enterprise of the Company, except for the Gas Supply Agreement described in Section 7.8 hereof (in the event such agreement is not terminated prior to the Closing).

          7.6 REDEMPTION OF PREFERRED STOCK. Prior to the Closing, Buyer may give Sellers written notice that Buyer desires to have Carlton redeem all of the outstanding shares of Preferred Stock (a "Redemption Request"). Upon receipt of a Redemption Request, Sellers promptly will cause Carlton to issue a notice of redemption to all holders of the Preferred Stock, directing such holders to tender the subject shares for redemption. In the event the Redemption Request is delivered to Sellers thirty-five (35) days or more prior to the date scheduled for Closing, Sellers will cause all outstanding shares of Preferred Stock to be redeemed or cancelled prior to the Closing. In the event the Redemption Request is delivered to Sellers less than thirty-five (35) days prior to the date scheduled for Closing, Sellers will use their reasonable best efforts to cause all outstanding shares of Preferred Stock to be redeemed or cancelled prior to the Closing. Upon receipt by Buyer of notice from Sellers that shares of Preferred Stock have been tendered for redemption, Buyer will fund that portion of the Deposit allocated in Exhibit D for redemption of Preferred
Stock to the extent attributable to the tendered shares.  If on the Closing
Date shares of Preferred Stock remain outstanding, the Base Price shall be adjusted downward by an amount equal to $50,000 times the number of shares of Preferred Stock then outstanding (the "Preferred Stock Redemption Adjustment").

          7.7 EXCLUDED ASSETS. Prior to the Closing, Sellers shall cause the Company to assign to Sellers or their designee (i) those certain Properties and Assets of the Company specifically described in Schedule 7.7, (ii) leases cover-ing those certain vehicles described in Schedule 7.7 which currently are used by the Company's executive officers and senior management employees, (iii) those certain office space and other real estate leases described in Schedule 7.7, which described leases constitute all of the office and other real estate leases to which the Company is a party (other than the office space lease at One Benham Place, 9400 N. Broadway, Oklahoma City, Oklahoma, which lease is being retained by MCEN), and (iv) all of the Company's office equipment, furniture and furnishings. The Properties, Assets, leases, vehicles, furniture, equipment and furnishings described in (i) through (iv) above are referred to herein as the "Excluded Assets." Following such assignments and from and after the Closing, the Company shall be relieved from all liabilities and obligations with respect to, and Sellers or their designee shall assume and be responsible for, all debts, lease obligations and other liabilities related to the Excluded Assets. If Sellers' designee assumes such obligations and liabilities, Sellers shall indemnify the Company with respect thereto without limitation as to time. Any additional tax liability to the Company as the result of assigning the Excluded Assets to Sellers or their designee will be a current liability for purposes of determining Adjusted Consolidated Working Capital at the Closing.

          7.8 GAS SUPPLY AGREEMENT. The Company is a party to that certain Gas Supply Agreement dated November 22, 1996, by and between MCEN, as Seller, and Miami Valley Resources, Inc., as Purchaser (the "Gas Supply Agreement"), a copy of which has been separately provided to Buyer. Sellers agree to use their best efforts to cause the Gas Supply Agreement to be terminated in connection with the payment of the Outstanding Indebtedness owed to the purchaser under the Gas Supply Agreement or its affiliate. In the event a termination payment is required in order to terminate the Gas Supply Agreement, Buyer will bear and pay such payment up to but not to exceed the sum of $100,000, provided Sellers are willing to pay or cause the Company to pay (out of working capital prior to the Adjusted Consolidated Working Capital calculation) the amount, if any, by which the termination payment exceeds $100,000. In the event Sellers are not successful in obtaining termination of the Gas Supply Agreement, then the Base Price will be adjusted downward at Closing by the sum of $200,000 (the
"Gas Supply Agreement Adjustment").

          7.9 CONSULTATION WITH BUYER. During the period from the execution of this Agreement to the Closing Date, Sellers will consult with Buyer from time to time and on a timely basis upon request with respect to any operations being conducted, or proposed to be conducted, in connection with the Properties, the Carmen System or the business of the Company, and will provide Buyer with all information reasonably available with respect thereto.

          7.10 OPERATION OF BUSINESS. Except as provided in Schedule 7.10, without the prior written consent of Buyer, Sellers will not permit the Company to (i) grant any increase in the rate of pay of any of its employees, nor grant any increase in the salaries of any officer, employee or agent, nor enter into, or by means of any bonus, profit-sharing, incentive compensation payment, pension, retirement, medical, hospitalization, life insurance or other insurance plan or plans, or other contracts or commitments, increase in any amount, the benefits or compensation of any such officer, employee or agent,
(ii) enter into any employment contract or collective bargaining agreement,
(iii) enter into any contract or commitment or engage in any transaction which is not in the ordinary course of business, (iv) sell or dispose of or encumber any material item of the Assets, (v) make any material capital expenditure (other than capital expenditures permitted under Section 7.2 or 8.5) or enter into any lease of equipment or real estate, (vi) create, assume, incur or guarantee any indebtedness, (vii) declare or pay any dividend or make any sale of, or distribution in respect of, its capital stock or directly or indirectly redeem, purchase or otherwise acquire any of its capital stock, except as permitted by Section 7.6, (viii) make any amendments to or changes in its Articles of Incorporation or ByLaws, or (ix) perform any act, or attempt to do any act or permit any act or omission to act, which will cause a breach of any material contract, commitment or obligation to which the Company or any of the Drilling Partnerships is a party.

          7.11 PRESERVATION OF BUSINESS. The Company shall carry on its business and that of the Partnerships diligently and substantially in the same manner as heretofore conducted and shall use its best efforts to keep its business organization intact, including its present employees and its present relationships with suppliers and customers and others having business relations with the Company and the Drilling Partnerships.

          7.12 INSURANCE AND MAINTENANCE OF PROPERTY. The Company will cause all property owned or leased by it to continue to be insured against all ordinary and insurable risks in accordance with past practices, and will operate, maintain and repair all its property in a careful, prudent and efficient manner in accordance with past practices.

          7.13 BOOKS AND FINANCIAL RECORDS. The Company shall continue to maintain its books and financial records and those of the Drilling Partnerships in accordance with generally accepted accounting principles, and said books and financial records shall fairly and accurately reflect the operations of the Company and the Drilling Partnerships.

          7.14 ESTOPPEL CERTIFICATES. Prior to the Closing, Sellers shall provide to Buyer estoppel certificates from the sublessees of the MCEN office space lease at 9400 Broadway, Oklahoma City, Oklahoma, in the form provided for in the base lease.

                                    ARTICLE 8
                      ADDITIONAL AGREEMENTS OF THE PARTIES

          8.1 CONFIDENTIALITY; RETURN OF INFORMATIONAL MATERIAL. From the date of this Agreement until the first to occur of (i) the Closing Date, or
(ii) the day that is two (2) years from and after the date of this Agreement, Buyer agrees for itself and its representatives to keep all non-public information concerning the Company confidential and not to use such information for any purpose other than the evaluation of the business, financial condition and assets of the Company in connection with the proposed acquisition of the Shares; provided, however, that Buyer may (x) disclose such information to its underwriters, investment bankers, prospective purchasers and prospective investors in connection with marketing activities, and (y) may include such information as may be required to be disclosed in documents filed with the Securities and Exchange Commission, in connection with the public or private offering of debt or equity securities of the Buyer. If the Closing does not occur, Buyer shall return to Sellers or the Company, or shall destroy and confirm such destruction in writing, all of the items of information which Sellers or the Company has delivered to Buyer hereunder, including all copies of same made by Buyer.

          8.2 COMPLIANCE WITH CONDITIONS. Buyer and Sellers, respectively, will proceed diligently using all reasonable efforts to cause all of the conditions to the obligations of Sellers and Buyer, respectively, to be timely satisfied.

          8.3 CONDEMNATION OR CASUALTY LOSS. Buyer's obligation to close shall not be excused and no adjustment to the Base Price shall be required if, after the execution of this Agreement and prior to the Closing Date, any item of the Assets is damaged or destroyed by fire or other casualty or is taken under the right of eminent domain. Prior to the Closing Date, neither the Company nor the Drilling Partnership shall voluntarily compromise, settle or adjust any claims, causes of action or demands against third parties, arising out of such damage, destruction or taking, or commit, use or apply any insurance proceeds or payments toward the repair, restoration or replacement of the affected property without the prior written consent of Buyer. Notwithstanding the above to the contrary, in the event the Assets are damaged or destroyed by fire or other casualty or are taken under the right of eminent domain and as a result thereof the value of the Assets is reduced by an amount exceeding $5,000,000, then Buyer may terminate this Agreement in its entirety without liability to either party other than return to Buyer of the Deposit, subject to the provisions of Section 2.4(c).

          8.4 GAS IMBALANCES. Sellers and Buyer acknowledge, but Sellers do not represent or warrant, that there are certain gas imbalances with respect to production from or attributable to certain of the Properties as set forth on
Schedule 8.4. The Base Price shall be adjusted at the Closing (i) upward by the amount of $1.00 per Mcf for the net underproduction set forth on Schedule 8.4, or (ii) downward by the amount of $1.00 per Mcf for the net overproduction set forth on Schedule 8.4. Schedule 8.4 will be adjusted prior to the Closing as necessary to reflect the actual gas imbalance existing with respect to the Properties determined as the result of additional investigation by the parties. Notwithstanding the foregoing, in the event the net overproduction or net underproduction set out on Schedule 8.4 as amended to the Closing is less than 50,0-00 Mcf, no adjustment to the Base Price shall be made.

          8.5 CAPITAL EXPENDITURES. During the period from the execution of this Agreement to the Closing Date, Sellers will cause representatives of the Company to consult with Buyer from time to time with respect to any operation on the Properties or the Carmen System proposed by the Company, or by a third party and recommended for approval by the Company, reasonably expected to require a capital expenditure by the Company, and will provide Buyer with all information reasonably available to the Company with respect thereto (for this purpose, costs incurred in connection with a workover shall not be deemed to constitute a capital expenditure). Buyer shall, within ten (10) days after receipt of the Company's recommendation for conducting or participating in any such project or making such capital expenditure, or within such shorter period as may be required by the terms of any applicable agreement, approve or disapprove such project or capital expenditure. Failure of Buyer to respond within the time required will be deemed to constitute disapproval by Buyer of the project or capital expenditure. In the event Buyer approves such project or capital expenditure pursuant to the provisions of this Section 8.5, the Company shall conduct, propose or elect to participate in such project or make such capital expenditure and shall incur and pay as they become due the expenditures associated therewith. In such event, at the Closing the Base Price shall be adjusted upward by the sum of all costs and expenses incurred by the Company to the Closing Date in connection with such approved project or capital expenditure, less all revenues received by or accrued in favor of the Company attributable thereto. In the event Buyer disapproves any project or capital expenditure proposed by a third party under circumstances where an election not to participate would require the Company to relinquish some interest in the Properties, the Company shall not participate in such operation or make such captial expenditure but shall attempt to farm out or otherwise relinquish its interests on the most favorable terms reasonably available. Buyer hereby approves (i) the capital expenditures described in Schedule 8.5, and (ii) capital expenditures hereafter incurred by the Company and not otherwise approved pursuant to this Section 8.5 up to an aggregate amount of $25,000.

          8.6 ADJUSTED CONSOLIDATED WORKING CAPITAL. The Base Price will be adjusted (i) upward by the amount of the positive Adjusted Consolidated Working Capital of the Company as of the Closing Date, but in no event more than $1,000,000, or (ii) downward by the amount of the negative Adjusted Consolidated Working Capital of the Company as of the Closing Date (the "Working Capital Adjustment"). For purposes of this Agreement, the term "Adjusted Consolidated Working Capital" means the current assets less current liabilities of the Company on a consolidated basis determined in accordance with generally accepted accounting principles, except that current assets will exclude deferred tax assets and current liabilities will exclude the current portion of long-term debt and current income tax liabilities (to the extent, only, that current income tax liabilities can be offset by the deferred tax assets).

                                    ARTICLE 9
                              ENVIRONMENTAL MATTERS

          9.1 PHYSICAL CONDITION OF THE PROPERTIES. The Properties (solely for purposes of this Article, the term "Properties" shall include the Carmen System) have been used for oil and gas drilling, production, gathering and processing operations, related oil field operations and possibly for other operations, whether of a similar or dissimilar nature. Physical changes in or under the Properties or adjacent lands may have occurred as a result of such uses. The Properties also may contain buried pipelines and other equipment, whether or not of a similar nature, the locations of which may not be known to Sellers or be readily apparent by a physical inspection of the Properties. Third parties may have used the Properties or the surface rights thereon for other purposes as well. Buyer understands that the Company does not have the requisite information with which to determine the exact nature or condition of the Properties nor the effect any such use has had on the physical condition of the Properties. Buyer is hereby notified that detectable amounts of regulated and unregulated chemicals and other substances which may pose a threat to health or to plants or wildlife, or which are known to cause illnesses, diseases, cancer, birth defects and other reproductive harm, may be found in, on or around the Properties. Adverse physical conditions, including the presence of such chemicals and other substances, may not be revealed by Buyer's investigation. In addition, Buyer acknowledges that some oil field production equipment may contain various contaminants or hazardous sub-stances, including without limitation, asbestos and/or naturally-occurring radioactive material ("NORM"). In this regard, Buyer expressly understand that NORM may affix or attach itself to the inside of wells, materials, pipes and equipment as scale or in other forms, and that wells, materials, pipes and equipment located on the Properties described herein may contain NORM and that NORM-containing materials may be buried or have been otherwise disposed of on the Properties. Buyer also expressly understands that special procedures may be required for the removal and disposal of various contaminants or hazardous substances, including without limitation asbestos and NORM, from the Properties where it may be found. The statements in this Section 9.1 are intended as disclosures and acknowledgments of possible conditions existing on the Properties.

          9.2 ENVIRONMENTAL ASSESSMENT. Buyer shall have the right, at Buyer's sole cost, risk, and expense, to undertake an environmental assessment of the Properties during the period ending on the Title Notice Date (the "Inspection Period"). Buyer and its agents shall have the same right as the Company to enter upon the Properties, inspect the same, conduct soil and water sampling, analysis and monitoring, including soil borings (and, after notice and consultation with the Company, drilling groundwater monitoring wells), and generally conduct such tests, examinations, investigations and studies as Buyer deems necessary or appropriate for preparing appropriate evaluation and other reports and making judgments relating to the Properties, their condition, and the presence of chemicals and other substances. Sellers shall cooperate with any efforts of Buyer and its agents to obtain third party consents for access to those parcels of land within the Properties to which the Company may not presently have access. Buyer and its agents shall have reasonable access to the Company's agents and employees in the course of conducting
Buyer's environmental assessment. Sellers shall cause the Company to make available to Buyer within five (5) days after the date of this Agreement copies of all reports (including, without limitation, all environmental studies, assessments, audit reports, or other evaluations prepared by or for Sellers or the Company), citations, notices, correspondence and other documents concerning the environmental condition of the Properties. Buyer agrees to provide to Sellers a copy of all facts discovered in the course of conducting Buyer's environmental assessment, including all direct observations (if in writing or other tangible or transferable medium), data and summaries thereof. Buyer shall keep any data or information acquired in the course of such examinations and the results of all analyses of such data and information strictly confidential and not disclose same to any person or agency without the prior written approval of the Company, except that Buyer may disclose to authorities having jurisdiction such information as is required by law or by court order at the same time that Buyer provides such information to Sellers. If Buyer determines that conditions on a Property do not satisfy the environmental standards set forth in Section 9.4 below in a material respect, then Buyer may notify Sellers of such condition by provid-ing Sellers, on or prior to the Title Notice Date, a written "Notice of Environmental Defect" setting forth in detail the facts giving rise to the claimed defect, the environmental standard which Buyer claims is not satisfied, any Applicable Environmental Law (hereinafter defined) which Buyer contends has been breached or violated and, if the claimed defect arises from information contained in a document, a copy of such document or the relevant parts thereof. Buyer shall be deemed to have accepted without objection (i) the environmental conditions described in Schedule 9.4, and (ii) any Property which does not meet the environmental standards or which is subject to an environmental defect unless a Notice of Environmental Defect is given with respect to such Property on or prior to the Title Notice Date.

          9.3 ACCESS; INDEMNIFICATION. Access to the Properties to conduct Buyer's environmental assessment shall be subject to the following conditions:
Buyer waives and releases all claims against Sellers, the Company, and its directors, officers, employees and agents, for injury to or death of persons or damage to property arising in any way from the exercise of rights granted to Buyer hereby or the activities of Buyer or its employees, agents or contractors on the Properties, provided that Buyer does not hereby assume the risk of damage, injury or death attributable to the willful misconduct or gross negligence of Sellers or the Company. Buyer shall indemnify Sellers, the Company, and its directors, officers, employees, and agents, and shall hold each and all of said indemitees harmless from and against any and all loss whatsoever arising out of (i) any and all statutory or common law liens or other encumbrances for labor or materials furnished in connection with such tests, samplings, studies or surveys as Buyer may conduct with respect to the Properties, and (ii) any injury to or death of persons or damage to property occurring in, on or about the Properties as a result of such exercise or activities (except for any such injuries or damages caused by the gross negligence or willful misconduct of any said indemnitees). Notwithstanding any provision of this Agreement to the contrary, the foregoing obligation of indemnity shall survive the Closing or the termination of this Agreement without Closing.

          9.4. ENVIRONMENTAL STANDARDS. This section sets out the environmental standards applicable to the Properties for purposes of this Agreement.

               (a) The Properties shall not have been used for the generation, treatment, storage or disposal of a Hazardous Substance (as defined below) in a manner or to an extent that would subject the Company to a material liability for violation of any Applicable Environmental Laws (as defined below). Except as disclosed in Schedule 9.4, there shall not have been any release or discharge of a Hazardous Substance from the Properties in a manner or to an extent that would subject the Company to a material liability for violation of any Applicable Environmental Laws. "Hazardous Sub-stance" shall mean any hazardous substance, pollutant, contaminant, solid or hazardous waste, hazardous waste constituents, hazardous material or toxic substance subject to regulation or liability under Applicable Environmental
Laws in force as of the date hereof, including asbestos, radioactive substances, and any other substance or material that would constitute or cause a health, safety or environmental hazard on or at the Properties under Applicable Environmental Laws. "Applicable Environmental Laws" shall mean
(i) all federal statutes regulating or prescribing restrictions regarding the use of the Properties or other activities affecting the environment (air, water, land, animal and plant life), including but not limited to the following: the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, and Toxic Substances Control Act; (ii) any regulations promulgated under such federal statutes, (iii) any state law counterparts of such federal statutes and the regulations promulgated thereunder; (iv) any other state or local statutes, rules, regulations or ordinances regulating the use of or affecting the environment, and (v) all common law rights, duties and obligations regarding the use of or matters affecting the environment.

               (b) Except as disclosed in Schedule 9.4, there are no agreements, consent or administrative orders, injunctions, decrees, judgments, license or permit conditions, or other directives of governmental authorities based on any Applicable Environmental Laws that require any material change in the present condition of the Properties, and the Company has not received any notice from any governmental authority or private or public entity advising the Company that it is or is potentially responsible for response costs under an Applicable Environmental Law as a result of the Company's ownership or activities in connection with the Properties.

               (c) Except as disclosed in Schedule 9.4, no conditions or circumstances exist on the Properties that would subject the Company to any material damages, penalties, injunctive relief or cleanup or closure costs under any Applicable Environmental Laws or that would require cleanup, removal, remedial or corrective action or other response involving a material expenditure by the Company pursuant to Applicable Environmental Laws.

          9.5 PROPERTIES SUBJECT TO ENVIRONMENTAL DEFECT. Sellers shall have a period of twenty (20) days after the Title Notice Date to cure or cause the Company to cure or remediate the environmental defect(s) set out in any Notice of Environmental Defect timely and properly given by Buyer. In the event Sellers are unable or unwilling to cure or remediate any such defect prior to Closing, one of the following shall occur:

               (a) The parties shall agree upon an adjustment to the Base Price to compensate Buyer (i) for the defect and all future liability associated therewith or resulting therefrom, and (ii) for agreeing to indemnify, defend and hold harmless Sellers from and against any and all loss, cost, liability or expense associated therewith or resulting therefrom.

               (b)  If the parties are unable to reach agreement pursuant to
(a) above, Sellers, at their sole discretion, may elect either (i) to proceed to Closing but prior thereto cause the Company to assign the affected
Property to a third party (which may be owned by Sellers) and reduce the Base Price by the Agreed Value of such Property (provided that if Sellers notify Buyer of Sellers' election to proceed under this subsection, Buyer shall have the last opportunity to agree to a mutually acceptable adjustment or waive the Defect), or (ii) to proceed to Closing but reduce the Base Price by the Agreed Value of the affected Property, provided Buyer is willing to accept the affected Property in its unremediated condition (this alternative will not be available to Sellers if Buyer is not so willing). In the event the estimated (by an independent third party environmental consultant) cost of remediation of all environmental defects for which the parties are unable to reach agreement is greater than $1,000,000, either party may terminate this Agreement in its entirety without further liability to either party other than return to Buyer of the Deposit, subject to the provisions of Section 2.4.

               (c) Notwithstanding the provisions of (a) and (b) above, Buyer shall not be entitled to an adjustment of the Base Price pursuant to the provisions of this Section 9.5 unless the cumulative amount of all such adjustments exceeds $50,000.

          9.6 INDEMNIFICATION OF SELLERS. All liabilities attributable to conditions existing and operations conducted on the Properties (other than Properties assigned to a third party prior to the Closing pursuant to Section 9.5(b) hereof) under Applicable Environmental Laws and under all future environmental laws shall be liabilities of the Company or the Drilling Partnerships, as applicable, and Buyer shall indemnify, defend, and hold harmless Sellers from and against all loss, cost, liability or expense attributable thereto or resulting therefrom, except for liabilities known to Sellers and not disclosed in Schedule 9.4 hereof.

                                   ARTICLE 10
                       CONDITIONS TO OBLIGATIONS OF BUYER

          The obligation of Buyer to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Buyer to waive any one or more of such conditions:

          10.1 REPRESENTATIONS AND WARRANTIES OF SELLERS. At and as of the Closing Date, the representations and warranties of Sellers contained in Articles 4 and 5 hereof shall be true and correct in all material respects as though made on such date.

          10.2 PERFORMANCE OF THIS AGREEMENT. Sellers shall have duly performed or complied in all material respects with all of the obligations to be performed or complied with by Sellers under the terms of this Agreement on or prior to the Closing Date.

          10.3 CLOSING OF PUBLIC OFFERINGS. The closing of Buyer's planned public offering of high-yield notes and common stock (the "Public Offering") shall occur simultaneously with the Closing. If for whatever reason the Public Offering does not close on or before the date scheduled for Closing in
Section 13.1 hereof (or prior to April 30, 1998, if Buyer exercises its option to extend the Closing Date as provided in Section 13.1 hereof), Buyer shall have no obligation to close the transaction contemplated by this Agreement.

          10.4 RESIGNATIONS. Buyer shall have received the written resignations of each member of the Board of Directors and each officer of Carlton, MCEN and each of its subsidiaries.

          10.5 OPINION OF COUNSEL. Buyer shall have received an opinion of Conner & Winters A Professional Corporation, dated the Closing Date, substantially in the form attached hereto as Exhibit E.

          10.6 SELLERS' CLOSING CERTIFICATE. Buyer shall have received a Closing Certificate, dated as of the Closing Date, signed by Sellers, stating that (i) to the best of Sellers' knowledge, all of the representations and warranties made by Sellers under Section 4 of this Agreement are true and correct at and as of the Closing Date, (ii) all of the representations and warranties made by Sellers under Section 5 of this Agreement are true and correct at and as of the Closing Date, and (iii) Sellers have duly performed or complied with in all material respects all of the obligations to be performed or complied with by Sellers under the terms of this Agreement on or prior to the Closing Date.

                                   ARTICLE 11
                      CONDITIONS TO OBLIGATIONS OF SELLERS

          The obligations of Sellers to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Sellers to waive any one or more of such conditions:

          11.1 REPRESENTATIONS AND WARRANTIES OF BUYER. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date.

          11.2 PERFORMANCE OF THIS AGREEMENT. Buyer shall have duly performed or complied in all material respects with all of the obligations to be performed or complied with by Buyer under the terms of this Agreement on or prior to the Closing Date.

          11.3 OPINION OF COUNSEL. Sellers shall have received an opinion of McAfee & Taft A Professional Corporation, dated the Closing Date, substantially in the form attached hereto as Exhibit F.

          11.4 BUYER'S CLOSING CERTIFICATE. Sellers shall have received a Closing Certificate, dated as of the Closing Date, executed on behalf of Buyer, stating that (i) all of the representations and warranties made by Buyer under Section 6 of this Agreement are true and correct at and as of the Closing Date, and (ii) Buyer has duly performed or complied with in all material respects all of the obligations to be performed or complied with by Buyer under the terms of this Agreement on or prior to the Closing Date.
Such Certificate shall also state that (w) Buyer has had the opportunity to visit with Sellers and with other officers and representatives of the Company to discuss the business and the assets, liabilities, financial condition, cash flow and operations of the Company, (x) all materials and information requested by Buyer have been provided to Buyer to Buyer's reasonable satisfaction, (y) Buyer has made its own independent examination, investigation, analysis and evaluation of the Company, including Buyer's own estimate of the value of the Company, and (z) that Buyer has undertaken such due diligence (including review of the assets, liabilities, books, records and contracts of the Company) as Buyer has deemed adequate, including that described above.

                                   ARTICLE 12
                                   TERMINATION

          12.1 BUYER'S RIGHT TO TERMINATE. Buyer shall be entitled to terminate this Agreement by written notice to Sellers if the conditions to Buyer's obligations under this Agreement, as set forth in Article 10 hereof, shall not have been satisfied, complied with or performed in all material respects (and, where applicable, Sellers shall not be prepared to comply with or perform the same) by the date on which the Closing is to occur (as set forth in Section 13.1), and such non-compliance or non-performance shall not have been waived in writing by Buyer. Upon such termination, the provisions of Section 2.4 shall govern the entitlement of the parties to the Deposit. In the event such termination is a result of Sellers' failure or refusal to close the transaction contemplated hereby under circumstances in which all conditions precedent to Sellers' obligations as set forth in Article 11 have been performed or satisfied in all material respects, Buyer shall be entitled to pursue any available remedies existing at law or in equity.

          12.2 SELLERS' RIGHT TO TERMINATE. Sellers shall be entitled to terminate this Agreement by written notice to Buyer if the conditions to Sellers' obligations under this Agreement, as set forth in Article 11 hereof, shall not have been satisfied, complied with or performed in all material respects (and Buyer shall not be prepared to comply with or perform the same) by the date on which the Closing is to occur (as set forth in Section 13.1), and such non-compliance or non-performance shall not have been waived in writing by Sellers. Upon such termination, the provisions of Section 2.4 shall govern the entitlement of the parties to the Deposit. In the event such termination is a result of Buyer's failure or refusal to close the transaction contemplated hereby under circumstances in which all conditions precedent to Buyer's obligations as set forth in Article 10 have been performed or satisfied in all material respects, Seller shall be entitled to pursue any available remedies existing at law or in equity.

                                   ARTICLE 13
                              CLOSING; POST-CLOSING

          13.1 DATE AND PLACE. The Closing shall be held at 9:00 o'clock a.m. on the first to occur of (i) February 20, 1998, or (ii) such earlier date as the Public Offering is closed. Buyer shall give Sellers at least three (3) business days' prior notice if the Closing is to occur prior to February 13, 1998. Notwithstanding the foregoing, however, if becomes apparent to Buyer that the Public Offering will not be closed by February 20, 1998, but is likely to close on or before April 30, 1997, then Buyer shall have the option, exercisable by written notice to Sellers not later than February 18, 1998, to extend the date set forth in subsection (i) above to April 30, 1998. The date on which the Closing actually occurs is referred to herein as the "Closing Date". The Closing shall take place in the offices of Buyer, 5100 E. Skelly Drive, Suite 650, Tulsa, Oklahoma 74135.

          13.2 SATISFACTION OF CONDITIONS. Not later than the day prior to the Closing Date, each party shall provide the other party such evidence of satisfaction of conditions under Articles 10 and 11 hereof as the other party shall have reasonably and timely requested.

          13.3 STOCK CERTIFICATES. At the Closing, Sellers shall deliver to Buyer certificates registered in the name of Sellers, endorsed in blank, representing the Shares, free and clear of all liens, encumbrances, security interests and adverse claims.

          13.4 PAYMENT OF CLOSING AMOUNT. On the day that is two (2) business days prior to the date scheduled for Closing, Sellers shall furnish to Buyer a pro forma consolidated balance sheet of the

Company as at the date scheduled for Closing, certified by the chief financial officer of the Company as having been prepared in good faith using the best information then available. On the day that is one (1) business day prior to the Closing, Sellers and Buyer will cooperatively prepare an agreed Closing statement listing each of the Base Price adjustments to be effected at the Closing pursuant to Sections 3.4, 7.6, 7.8, 8.4, 8.5, 8.6 and 9.5 hereof and the estimated Purchase Price after such Adjustments. Such estimate, less the Deposit and the amount of Outstanding Debt, shall be paid by Buyer to Sellers at Closing by wire transfer in accordance with payment instructions furnished by Sellers.

          13.5 WORKING CAPITAL RECONCILIATION.

               (a) Within the period ending sixty (60) days after the Closing Date, Buyer shall furnish to Sellers a consolidated balance sheet of the Company as at Closing Date, together with a calculation of the Adjusted Consolidated Working Capital as at the Closing Date, certified by the chief financial officer of the Buyer as having been prepared based upon the best information reasonably available. Representatives of Sellers shall have such access to the offices, records, files, books of account and other information of the Company as may be reasonably necessary to audit and verify the information set out on the balance sheet furnished by Buyer. Buyer shall cause its and the Company's personnel to reasonably assist Sellers' representatives in conducting such audit. Upon completion of Sellers' audit, representatives of Sellers and Buyer shall meet and attempt to reach agreement on the actual Adjusted Consolidated Working Capital of the Company as at the Closing Date. Any such agreement shall be evidenced by a written memorandum of agreement executed by authorized representatives of Sellers and Buyer and shall be final, conclusive and binding on the parties.

               (b) If within thirty (30) days after receipt by Sellers of the balance sheet furnished by Buyer pursuant to (a) above, the parties are unable to reach agreement on the actual amount of the Adjusted Consolidated Working Capital as at the Closing Date, then (i) if the parties so agree, the period for attempting to reach agreement shall be extended for an additional specified period, or (ii) if the parties cannot or do not choose to agree on an extension, the amount of the Adjusted Consolidated Working Capital as at the Closing Date shall be determined pursuant to subsection (c) of this Section 13.5.

               (c) Sellers shall submit to Buyer the names of two (2) national independent public accounting firms, neither of which shall have been engaged by Sellers or the Company during the three-year period ending on the Closing Date. Buyer shall select one of said firms by written notice to Sellers within three (3) business days after receipt of Sellers' nomination. The independent public accounting firm selected by Buyer (the "Accounting Firm") shall be engaged jointly by Buyer and Sellers and shall meet with representa-tives of Buyer and Sellers and be apprised of their respective calculations of the Adjusted Consolidated Working Capital as at the Closing Date. The Accounting Firm then shall make such independent study as it shall deem appropriate to determine, as nearly as possible, the actual Adjusted Consolidated Working Capital as at the Closing Date. Sellers and Buyer shall make available to the Accounting Firm all information reasonably requested by the Accounting Firm to make such determination. Said determination when made shall be conveyed to Sellers and Buyer in writing and shall be final, conclusive and binding on the parties with respect to such issue. All fees and expenses charged by the Accounting Firm in connection with the above-described engagement shall be paid by the party whose calculation of the Adjusted Consolidated Working Capital originally submitted to the Accounting Firm bears the greatest difference from the Adjusted Consolidated Working Capital determined by the Accounting Firm. Sellers and Buyer hereby agree that the Accounting Firm shall have no liability of any nature whatsoever to Sellers, Buyer or any of their respective affiliates based upon or arising out of services performed in connection with the above-described engagement, except to the extent resulting from gross negligence or willful misconduct.

               (d) Promptly after the Adjusted Consolidated Working Capital as at the Closing Date is determined by agreement of the parties pursuant to
(b) above or by the Accounting Firm pursuant to (c) above, a revised Closing statement shall be prepared with the only changed entry being the adjustment for Adjusted Consolidated Working Capital. Promptly thereafter the party in whose favor such changed entry is made shall be paid by the other party the amount of the change, to the same end as if the revised Closing statement had been the Closing statement upon which the payments at Closing were based.

          13.6 ADDITIONAL DOCUMENTS. Within five (5) days after Closing, each Seller shall deliver to Buyer at the Company's offices, to the extent the same are not already in the possession of the Company, copies or originals of all lease files, well files, gas and oil sales contract files, division order files, abstracts, title opinions, reports, maps, engineering, geological and geophysical data and other files, records and data, insofar as the same are in existence and in the possession of such Seller or its affiliates, are directly related to the Assets (other than the Excluded Assets), and are necessary for the realization by the Company of the value of the Assets.

                                   ARTICLE 14
                                  MISCELLANEOUS

          14.1 NOTICES. All communications required or permitted to be given under this Agreement shall be in writing and delivered, mailed or transmitted to the parties at the addresses set out below. Notices shall be deemed given when received except that notices given by facsimile transmission on weekends, holidays or after 5:00 p.m.
Central Time, shall be deemed received on the next business day. If delivered by commercial delivery service or mailed by registered or certified mail, the delivery receipt shall be evidence of the date of receipt. Either party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

               (a)  Notices to Sellers:

                    Mr. Rolf N. Hufnagel
                    Carlton Resources Corporation
                    Two Warren Place, Suite 813
                    6120 S. Yale
                    Tulsa, OK  74136
                    Fax No. (918) 495-1077

                    and to:

                    Mr. Robert E. Davis, Jr.
                    Carlton Resources Corporation
                    Two Warren Place, Suite 813
                    6120 S. Yale
                    Tulsa, OK  74136
                    Fax No. (918) 495-1077

                    With copy to:

                    Lynnwood R. Moore, Jr., Esq.
                    Conner & Winters A Professional Corporation
                    First Place Tower, Suite 3700
                    15 E. Fifth Street
                    Tulsa, OK  74103-4391
                    Fax No. (918) 586-8548

               (b)  Notices to Buyer:

                    Mr. Larry E. Lee, President
                    RAMCO Operating Company
                    Meridian Tower, Suite 650
                    5100 E. Skelly Drive
                    Tulsa, OK  74135
                    Fax No. (918) 663-9214

                    With copy to:

                    C. David Stinson, Esq.
                    McAfee & Taft A Professional Corporation
                    Tenth Floor, Two Leadership Square
                    Oklahoma City, Oklahoma 73102
                    Fax No. (405) 235-0439

          14.2 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

          14.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts which taken together shall constitute one and the same instrument and each of which shall be considered an original for all purposes.

          14.4 FEES AND EXPENSES. Each party hereto will bear and pay its own expenses of negotiating and consummating the transactions contemplated by this Agreement, except that Sellers shall bear and pay all of the fees and expenses of Spectrum Energy Advisors, Inc. ("Spectrum") with respect to the services rendered by Spectrum to both Sellers and Buyer in connection with the transaction contemplated hereby, but not to exceed the sum of $250,000.

          14.5 SECTION HEADINGS. The section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

          14.6 SUPERSEDING EFFECT. This Agreement supersedes any prior agreement or understanding between the parties with respect to the subject matter hereof.

          14.7 GOVERNING LAW; ENFORCEMENT. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Oklahoma applicable to contracts made and to be performed entirely therein. The prevailing party in any litigation initiated to enforce rights under or collect damages for breach of this Agreement shall be entitled to reimbursement from the non-prevailing party of all costs and expenses, including attorneys' fees, incurred by the prevailing party in connection with such litigation.

          14.8 EXHIBITS AND SCHEDULES. The Exhibits and Schedules referred to herein are attached hereto and by this reference made a part hereof.

          14.9 ANNOUNCEMENTS. Sellers and Buyer shall consult with each other with regard to all press releases and other announcements issued by either party concerning this Agreement or the transaction contemplated hereby and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Sellers shall issue any such press release or other publicity without the prior written consent of the other party.

          14.10 SURVIVAL. The representations and warranties of Sellers set out in Article 4 hereof shall survive the Closing; provided, however, that after the Closing, Buyer shall have no claim against Sellers for breach of warranty or inaccuracy of representa-


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

tion made by Sellers in said Article 4 unless (i) Sellers or either of them had actual knowledge prior to the Closing Date that the facts which are the subject of Buyer's claim were misrepresented or not as warranted in Section 4, and (ii) Buyer initiates litigation against Sellers or either of them with respect to such misrepresentation or breach of warranty on or prior to (2) years from the Closing Date. The representations and warranties (i) of Sellers as set out in Article 5 hereof, and (ii) of Buyer as set out in
Article 6 hereof, shall survive the Closing. The covenants of the parties under this Agreement shall survive the Closing (for this purpose, nothing contained in Article 4 hereof shall be deemed to be a covenant).

          14.11 INDEMNITY.

               (a) Subject to the limitations under Section 14.10 hereof, Sellers agree to indemnify, defend and hold Buyer harmless against any damage, loss, cost, liability and expense, including court costs and attorneys' fees (hereinafter referred to as "Damages"), resulting from (i) any inaccuracy of representation or breach of warranty made by Sellers under this Agreement, and (ii) any breach of covenant on the part of Sellers hereunder. Buyer agrees to indemnify, defend and hold Sellers harmless against any damage, loss, cost, liability and expense, including court costs and attorneys' fees, resulting from any inaccuracy of representation or breach of warranty or covenant on the part of Buyer hereunder. Notwithstanding anything herein to the contrary (x) neither party (for this purpose, Sellers collectively shall be deemed a "party") will have any liability for Damages under this Section 14.11 until the total of all Damages for which such party otherwise would be liable exceeds the sum of $50,000,
(y) except as provided in (z) below, the amount of damages for which Sellers shall be liable hereunder shall never exceed seventy percent (70%) of the cash portion of the Purchase Price received by Sellers at the Closing, and
(z) the amount of Damages for which Buyer shall be liable hereunder, or for which Sellers shall be liable for inaccuracy of representation or breach of warranty made under Article 5 hereof, shall never exceed the cash portion of the Purchase Price received by Sellers at the Closing.

               (b) Any claim for indemnification shall be adjusted to take into account the receipt of any insurance proceeds by the indemnified party incident to the matter giving rise to such claim. Buyer agrees that it will make (or cause to be made) a claim against any applicable insurance policy available to it with respect to such matter, and in such event Buyer may provide notice of such claim to the indemnifying party but shall not proceed further against the indemnifying party for indemnification hereunder (except for the filing of an action if necessary to avoid the running of any applicable statute of limitations) until any related insurance claim has been paid, denied or settled. Buyer will not be required to pursue any other remedies against any insurance policy or carrier if a claim is denied. To the extent Buyer elects not to further pursue any claim, the indemnifying party shall be entitled to pursue such claim at its sole cost and expense. Any such action by the indemnifying party shall not affect or delay the rights of Buyer to proceed against the indemnifying party for indemnification hereunder.

          14.12 FURTHER ASSURANCES. After the Closing the parties shall, at the sole cost and expense of the requesting party if more than an immaterial expense is involved, (i) furnish such additional information, (ii) execute and deliver such additional documents, and (iii) perform such additional acts, as may be necessary and reasonably requested by the other party or parties to effect the transaction contemplated by this Agreement.

          14.13 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to herein will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no waiver of any claim or right under this Agreement will be valid unless evidenced by a writing signed by the waiving party, (ii) no waiver given by a party will be applicable except in the specific instance for which it is given, and
(iii) no notice to or demand on a party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to herein.

          Executed as of the date first above written.

                                SELLERS:


                                s/Rolf N. Hufnagel
                                -----------------------------------
                                Rolf N. Hufnagel


                                s/Robert E. Davis, Jr.
                                -----------------------------------
                                Robert E. Davis, Jr.

                                BUYER:

                                RAMCO Operating Company

                             By: s/Larry E. Lee
                                ----------------------------------
                                Larry E. Lee, President


















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